Exhibit F-1

                          March 9, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

      I have acted as counsel to Entergy Power, Inc. (EPI) and am familiar with the transactions (the "Transactions") described in the Application-Declaration (the "Declaration") on Form U-1, as amended (File No. 70-9305), filed by Entergy Corporation and EPI with the Securities and Exchange Commission (the "SEC") under the Public Utility Holding Company Act of 1935, as amended. I have examined, among other things, the Declaration, the order of the SEC dated October 9, 1998 and such other documents, certificates and corporate records and such matters of law, as I have deemed necessary to for the basis of this opinion.

     Based upon the forgoing, I advise you that in my opinion:

           (a) all actions necessary to make valid the Transactions have been taken;

           (b)    the  Company  has  lawfully   made   a
     distribution to Entergy Corporation out of the Company's unearned surplus;

           (c) all state laws that relate or are applicable to the Transactions have been complied with; and

           (d) the consummation of the Transactions has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

      I am a member of the bar of the States of Louisiana and Texas and do not hold myself out as an expert on the laws of any other state.

      My consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                              Very truly yours,

                              /s/ Laurence M. Hamric

                              Laurence M. Hamric